UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2019

Better Choice Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-161943	26-2754069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

164 Douglas Rd E, Oldsmar, Florida	34677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 846-4280

N/A
(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

As previously disclosed in its Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2019, Better Choice Company Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”), by and among the Company, Halo, Purely For Pets, Inc., a Delaware Corporation (“Halo”), Thriving Paws, LLC, a Delaware limited liability company (“Thriving Paws”), HH-Halo LP, a Delaware limited partnership (“HH-Halo” and, together with Thriving Paws, the “Sellers”) and HH-Halo, in the capacity of the representative of the Sellers (the “Sellers’ Representative”). Pursuant to the terms and subject to the conditions of the Agreement, among other things, the Company agreed to purchase from the Sellers one hundred percent (100%) of the issued and outstanding capital stock of Halo.

On November 22, 2019, the Company, Halo, Sellers, and the Sellers’ Representative entered into Amendment No. 1 to the  Agreement (the “Amendment”). Pursuant to the terms and subject to the conditions of the Amendment, the aggregate consideration payable by the Company under the Agreement has been increased from $40,000,000 to $45,500,000, subject to customary adjustments for Halo’s net working capital, cash, and indebtedness, consisting of a combination of (a) cash, (b) shares of the Company’s common stock, par value $0.001 per share, (c) convertible subordinated notes or other equity or debt security of the Company and (d) a second lien promissory note issued by Halo in favor of HH-Halo. In addition, the Company has agreed to pay $1,200,000 to HH-Halo (the “Prepayment”) in consideration for Sellers’ agreement to extend the date upon which the Agreement may be terminated to December 16, 2019 or, if the Company has exercised commercially reasonable efforts in good faith to consummate the transactions contemplated by the Agreement (the “Closing”), and all ancillary documents under the Agreement are final and agreed upon by all the parties in all material respects on or before December 16, 2019, to December 19, 2019 (the “Termination Date”). The Prepayment will become nonrefundable if the Closing does not occur on or prior to the Termination Date for any reason other than as a result of (i) the mutual agreement written agreement of the Company and the Sellers’ Representative or (ii) a failure of the conditions precedent to the obligations of the Company to consummate the Closing to be satisfied.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 2.2 to this Current Report on Form 8-K and incorporated herein by reference. The Amendment has been included as an exhibit hereto solely to provide investors and securityholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or any co-investor in the Company or its respective subsidiaries or affiliates.  The Amendment should not be read alone, but should instead be read in conjunction with the other information regarding the Company, including the Agreement, that is or will be contained in, or incorporated by reference into, the documents that the Company files or has filed with the SEC.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1#*	Stock Purchase Agreement, dated October 15, 2019, by and among Better Choice Company Inc., Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP.
2.2	Amendment No. 1 to Stock Purchase Agreement, dated November 22, 2019, by and among Better Choice Company Inc., Halo, Purely For Pets, Inc., Thriving Paws, LLC and HH-Halo LP.
99.1*	Press Release of Better Choice Company Inc., dated October 16, 2019, announcing agreement to acquire Holistic Pet Foods Leader Halo, Purely for Pets®.
99.2*	Press Release of Better Choice Company Inc., dated October 16, 2019, announcing proposed offering of convertible subordinated notes.

#
Certain schedules and similar attachments to this agreement have been omitted in accordance with Item 601(b)(5) of Regulation S-K.  The Company will furnish copies of any schedules or similar attachments to the SEC upon request.

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Better Choice Company Inc.

Date: November 27, 2019	By:	/s/ Damian Dalla-Longa
Name: Damian Dalla-Longa
Title: Chief Executive Officer